Exhibit 10.21

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of April 1, 2004, is entered into by and among ICG Telecom Group, Inc., a Colorado corporation (“ICG”) and Level 3 Communications, LLC, a Delaware limited liability company (“Level 3”).

WHEREAS, ICG (and its parent company) and Level 3 have entered into an Asset Purchase Agreement, dated as of April 1, 2004 (the “Purchase Agreement”), relating to the purchase and sale of the certain assets and the assumption of certain liabilities relating to the Business;

WHEREAS, pursuant to the Purchase Agreement certain Numbers used in the Business will not be transferred or assigned to Level 3 until after Closing;

WHEREAS, after the Closing and in order to provide service under the Customer Contracts which have been conveyed and assigned to Level 3, Level 3 will require for a limited period of time the use of services to be delivered by ICG to Level 3 using certain Numbers that have not yet been transferred or assigned to Level 3;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Purchase Agreement.  In addition, the following capitalized terms shall have the meanings set forth below:

“A Numbers” shall mean those Numbers delineated as such on tabs 5, 6 and 7 of the spreadsheet attached as Exhibit B.

“B Numbers” shall mean those Numbers delineated on tabs 5, 6, and 7 of the spreadsheet attached as Exhibit B.

 “ICG Underlying Service Contracts” are those agreements, understandings or contracts necessary to provide the ICG Transition Services, including, without limitation, those agreements delineated on Exhibit A hereto.

“Number Termination Notice” shall mean a notice delivered by Level 3 to ICG, whereby Level 3 notifies ICG that Level 3 no longer needs ICG Transition Services with respect to those Numbers delineated in such notice.

“POP” is a point of presence used by ICG in the operation of the Business, as delineated on tabs 2 and 3 of the spreadsheet attached as Exhibit B.

 “Retained Numbers” shall mean those Numbers, the use of which, as of the Closing, has not yet been transferred or assigned to Level 3, and which are temporarily retained by ICG pursuant to the terms of the Purchase Agreement and this Agreement.

“Retained POP” shall mean a POP, the use of which has not yet been terminated pursuant to Section2.1 hereof.

“Retained Uncovered LATA” shall mean an Uncovered LATA, the services within which have not yet been terminated pursuant to Section 2.1 hereof.

“Services” shall mean, collectively, ICG Transition Services and Migration Services, as hereinafter defined.

“Uncovered LATA” is an uncovered Local Access and Transport Area in which ICG operates the Business, as delineated on tab 4 of the spreadsheet attached as Exhibit_B.

ARTICLE II.

PROVISION OF SERVICES BY ICG

Section 2.1.           ICG Transition Services.  ICG shall provide to Level 3, with respect to any Assumed Customer Contract, access to and use of the Retained Numbers and any goods and services provided to ICG related thereto (or which ICG has the right to obtain under the terms of its existing contractual arrangements) in connection with the Business, including, without limitation, those services described on Exhibit C (collectively, the “ICG Transition Services”) as of the date of the Purchase Agreement during the period (the “ICG Service Period”) from the Closing Date until, with respect to each Retained Number, each Retained POP, and each Retained Uncovered LATA, the first to occur of the following (each an “Effective Date”):

(a)           with respect to a Retained Number, 15 days after delivery of a Number Termination Notice delineating such Retained Number; provided, however, the ICG Service Period for any Retained Number used by ICG in providing services to a customer under an Excluded Customer Contract shall be deemed to end (and the Effective Date shall be deemed to have occurred) as of the Closing Date, without further notice from Level 3; and

(b)           with respect to a POP, 30 days after the delivery of a Number Termination Notice for the last Retained Number corresponding to such POP; provided, however, that the ICG Service Period for any POP used by ICG solely in providing services to any customer(s) under any Excluded Customer Contract(s) shall be deemed to end (and the Effective Date shall be deemed to have occurred) as of the Closing Date, without further notice from Level 3.

(c)           with respect to an Uncovered LATA, 30 days after the delivery of a Number Termination Notice for the last Retained Number corresponding to such Uncovered LATA; provided, however, that the ICG Service Period for any Uncovered LATA used by ICG solely in providing services to any customer(s) under any Excluded Customer Contract(s) shall be deemed to end (and the Effective Date shall be deemed to have occurred) as of the Closing Date, without further notice from Level 3.

(d)           the effective date of termination of the ICG Service Period, as set forth in written notice from Level 3 to ICG.

Each of Level 3 and ICG acknowledge and agree that upon receipt by ICG of any Number Termination Notice, ICG will have the right to terminate (subject to the terms of this Section 2.1 and Exhibit D hereto) the Services with respect to the applicable Number (as set forth in such Number Termination Notice), POP (if such Number Termination Notice requests termination of the last Retained Number corresponding to such POP), or Uncovered LATA (if such Number Termination Notice requests termination of the last Retained Number corresponding to such Uncovered LATA).

Section 2.2.           Pass Through Rights.  The ICG Transition Services shall be provided by ICG to Level 3 in substantially the same manner and on substantially the same basis (including as to policies, procedures, practices and timeliness) as the goods and services provided to ICG under existing contractual arrangements relating to the Business.  Without limiting the generality of the foregoing, ICG agrees to perform the ICG Services to the standards and service levels set forth in the respective Assumed Customer Contracts (“SLA Standards”).  If and to the extent that ICG is or becomes entitled to exercise any rights or remedies from underlying carriers or subcontractors used to deliver the ICG Transition Services, and if and to the extent ICG does not promptly enforce such rights and remedies, ICG hereby assigns such right and remedies to Level 3 with respect to the ICG Transition Services.  ICG agrees to enforce and prosecute such rights and remedies upon consultation with Level 3 with respect thereto.

Section 2.3.           SLA Remedies.  In the event ICG fails to perform the ICG Transition Services to the SLA Standards, ICG shall reimburse Level 3 in cash in an amount equal to any payments made or service credits granted by Level 3 to customers under Assumed Customer Contracts relating to such failure to perform the ICG Services to the SLA Standards.  Without limiting the foregoing remedy, Level 3 may, at its option, perform any ICG Transition Services which ICG fails to perform and ICG shall cooperate, and shall cause its employees and agents to cooperate, with Level 3 in such performance of the ICG Transition Services.

Section 2.4.           Actions with Respect to Certain Agreements.  Except as otherwise consented to in writing by Level 3, which consent may be withheld or granted in Level 3’s sole discretion, during the ICG Service Period:

(a)           With respect to each ICG Underlying Service Contract that will or may expire during the ICG Service Period, ICG shall take such steps as are necessary to continue such ICG Underlying Service Contract or otherwise replace the services provided thereunder until the expiration of the ICG Service Period for the respective Number, POP, or Uncovered LATA, as applicable.

(b)           ICG shall (i) perform in all material respects its obligations under each ICG Underlying Service Contract, and (ii) not settle, release or forgive any claim or litigation or waive any right under any ICG Underlying Service Contract.

(c)           Upon reasonable request by Level 3, ICG shall provide Level 3 with additional information with regard to any of the ICG Underlying Service Contracts.

Section 2.5.           Migration Services.  During the ICG Service Period, ICG will assist Level 3 in porting, transferring, or assigning the Numbers to Level 3 in accordance with the terms set forth on Exhibit D (“Migration Services”), for no additional charge.

Section 2.6.           SLAs for Migration Services.  ICG agrees to perform the Migration Services to the standards and service levels set forth on Exhibit E (“Migration Services Standards”).

Section 2.7.           Migration SLA Remedies.  In the event ICG fails to perform the Migration Services to the Migration Services Standards (a “Migration Failure”), then from and after the date of such breach, and notwithstanding Article III hereof, Level 3 shall, during the period of Migration Failure or delay resulting therefrom, have no obligation to pay (a) any Retained POP Charges or Uncovered LATA Charges with respect to the affected Retained POP or Retained Uncovered LATA (as the case may be) that are in each case caused by the Migration Failure or resulting delay; or (b) any Retained Number Charges as set forth on the applicable tabs of the spreadsheet attached as Exhibit B, that are in each case caused by the Migration Failure or resulting delay.  Any Migration Failure that continues without cure, (X) for emergency porting requests, twenty-four (24) hours following notice from Level 3 to ICG at 303-461-4937 and (Y) in all other instances, seventy-two (72) hours following notice from Level 3 to ICG at 303-461-4937 shall be deemed a “Continued Migration Failure.”   Level 3 shall have no obligation to pay any Excess Charges (as hereinafter defined). For the purposes hereof, the term “Excess Charges” means (a) any Retained POP Charges or Uncovered LATA Charges with respect to the affected Retained POP or Retained Uncovered LATA (as the case may be) or (b) any Retained Number Charges as set forth on the applicable tabs of the spreadsheet attached as Exhibit B, that would, in each case, not have been incurred but for a Continued Migration Failure.  Without limiting the foregoing remedy, Level 3 may, at its option, perform any Migration Services which ICG fails to perform and ICG shall cooperate, and shall cause its employees and agents to cooperate, with Level 3 in such performance of the Migration Services.

Section 2.8.           Consents.  ICG and Level 3 will reasonably cooperate with each other in seeking to obtain all third party consents, licenses, sublicenses or approvals to the extent, if any, necessary to permit or facilitate the provision of the ICG Transition Services and the Migration Services as provided herein.

Section 2.9.           Billing Support.  Until the end of the calendar month immediately following the calendar month in which the ICG Service Period ends, ICG will provide Level 3 with the billing support services and deliver to Level 3 the reports described on Exhibit F, for no additional charge.

Section 2.10.        Incorrect Data.  In the event that the information provided by ICG to Level 3 in Exhibit A or Exhibit B to this Agreement is incorrect (“Incorrect Data”) and such Incorrect Data results in a delay of the Level 3 migration contemplated by this Agreement and the Purchase Agreement (including, without limitation, any delay with regard to an Effective Date of any Retained Number, POP or Uncovered LATA), then during the period of delay Level 3 shall have no obligation to pay (a) any Retained POP Charges or Uncovered LATA Charges with respect to any affected Retained POP or Retained Uncovered LATA (as the case may be); or (b) any Retained Number Charges as set forth on the applicable tabs of the spreadsheet attached as Exhibit B, that, in each case, are caused by the Incorrect Data.

Section 2.11.        Adequate Personnel.  ICG agrees that adequate personnel will be devoted to the provision of the Services hereunder.  In the event that any of the individuals (each, a “Key Business Employee”) identified on the Key Business Employee List (as hereinafter defined) are reassigned within ICG such that the Key Business Employee will be tasked with devoting substantially less time in support of the Business (as compared to immediately prior the Closing Date), ICG shall provide Level 3 with notice as promptly as practicable of its intent to reassign such Key Business Employee along with a written plan accounting for continued provision of the Services prior to such reassignment. For the purposes hereof, the term “Key Business Employee List” shall mean a list composed by Level 3 of no more than twenty (20) Key Business Employees to be delivered to ICG in writing within a week following the Closing Date.

ARTICLE III.

PRICING AND PAYMENT

Section 3.1.           Retained Number Charges.  During the applicable ICG Service Period with respect to each Retained Number, Level 3 shall pay ICG the amount per Retained Number per day as set forth on tabs 5, 6 and 7 of the spreadsheet attached as Exhibit B (the “Retained Number Charges”).

Section 3.2.           Retained POP Charges.  During the applicable ICG Service Period with respect to each Retained POP, Level 3 shall pay ICG the amount per Retained POP per day as set forth on tabs 2 and 3 of the spreadsheet attached as Exhibit B (the “Retained POP Charges”).

Section 3.3.           Uncovered LATA Charges.  During the applicable ICG Service Period with respect to each Retained Uncovered LATA, Level 3 shall pay ICG the amount per Retained Uncovered LATA per day as set forth on tab 4 of the spreadsheet attached as Exhibit B (the “Uncovered LATA Charges”).

Section 3.4.           Management Fee.  During the ICG Service Period, Level 3 shall pay ICG the following amounts as a management fee (the “Management Fee”):

Applicable Period of ICG Service Period

Management Fee for such Period

First calendar month following Closing

$

300,000

Second calendar month following Closing

$

200,000

Third calendar month following Closing

$

100,000

Fourth calendar month following Closing

$

100,000

Each additional day thereafter

$

1,500

 per day

Section 3.5.           Payment.  Subject to Section 2.7 hereof, Level 3 shall pay ICG the Retained Number Charges, the Retained POP Charges, the Uncovered LATA Charges, and the Management Fee monthly on or before the 15th day after the end of the calendar month in which the charges were incurred.  ICG shall deliver to Level 3 an invoice for such charges no later than the 1st day after the end of the calendar month in which the charges were incurred, which invoice shall be substantially in the form as set forth on the applicable invoice tab of the Spreadsheet attached as Exhibit B.

ARTICLE IV.

CERTAIN COVENANTS

Section 4.1.           Indemnification.  The covenants and agreements contained herein shall be deemed to be covenants contained in the Purchase Agreement for purposes of the rights to indemnification set forth in Article VIII thereof.

Section 4.2.           Proprietary Information and Rights.  Each party acknowledges that the other possesses, and will continue to possess, information that has been created, discovered or developed by them and/or in which property rights have been assigned or otherwise conveyed to them, which information has commercial value and is not in the public domain. The proprietary information of each party will be and remain the sole property of such party and its assigns. Each party shall use the same degree of care that it normally uses to protect its own proprietary information to prevent the disclosure to third parties of information that has been identified as proprietary by written notice to such party from the other party. Neither party shall make any use of the information of the other that has been identified as proprietary, or would reasonably be understood to be proprietary, except as contemplated or required by the terms of this Agreement. Notwithstanding the foregoing, this Section shall not apply to any information that a party can demonstrate: (a) was, at the time of disclosure to it, in the public domain through no fault of such party; (b) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (c) was independently developed by the receiving party.  Each party agrees to grant to the other party’s personnel, access to locations, systems and information (subject to the provisions contained herein) as necessary for the other party to perform its obligations hereunder.

ARTICLE V.

TERMINATION

Section 5.1.           Term.  This Agreement shall be effective on the date hereof, and shall continue in full force and effect until the ICG Service Period has fully expired.

Section 5.2.           Effect of Termination.

(a)           Upon termination of this Agreement, all further obligations of ICG to provide, or Level 3 to purchase, services set forth in Article II hereunder shall terminate, except (i) any amounts incurred prior to termination but not yet paid, and (ii) any liability for SLA remedies or for breach of any of the covenants or any of the representations or warranties contained in this Agreement.

(b)           Following any termination of this Agreement, each party shall cooperate with the other to transfer and/or retain all records, prepare and file Tax Returns and take all other actions necessary to provide ICG and Level 3 and their respective successors and assigns with sufficient information in the form requested by ICG or Level 3, or their respective successors and assigns, as the case may be, to make (if needed in the discretion of the party seeking such services) alternative service arrangements substantially consistent with those contemplated by this Agreement.

Section 5.3.           Termination of Particular Services.  This is a master agreement and shall be construed as a separate and independent agreement for each and every service provided under this Agreement. Any termination of any particular service shall not affect the obligations under this Agreement with respect to any other service.

ARTICLE VI.

MISCELLANEOUS

Section 6.1.           Incorporation of Article IX and X.  All terms and provisions contained in Articles IX and X of the Purchase Agreement are incorporated herein by reference to the same extent as if expressly set forth herein.

Section 6.2.           Waiver of Consequential Damages.  Notwithstanding any provision of this Agreement to the contrary, neither party shall be liable to the other party for any special, incidental, indirect, punitive or consequential damages, or damages for lost profits, lost income or lost revenue, or for costs of procurement of replacement services, whether foreseeable or not, arising out of, or in connection with such party’s failure to perform its respective obligations hereunder (whether arising out of transmission interruptions or problems, any interruption or degradation of service or otherwise), whether occasioned by any construction, reconstruction, relocation, repair or maintenance performed by, or failed to be performed by, the other party or any other cause whatsoever, including breach of contract, breach of warranty, negligence, or strict liability, all claims for which damages are hereby specifically waived.  Nothing contained herein shall operate as a limitation on the right of either party hereto to bring an action for damages against any third party, including claims for indirect, special or consequential damages, based on any acts or omissions of such third party.

Section 6.3.           Relationship of Parties; No Beneficiaries or Assumption.

(a)           Each party shall act as independent contractors to the other party in the performance of the Services hereunder, and nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent or master and servant between the parties to this Agreement or any Affiliates or subsidiaries thereof, or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party.

(b)           This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

Section 6.4.           Number Termination Notices.

Notwithstanding any provision in the Purchase Agreement or this Agreement to the contrary, any Number Termination Notice shall be deemed delivered on the date it is sent by email to ICG at the following email addresses:  rasport@icgcom.com.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, ICG and Level 3 have executed and delivered this Agreement as of the day and year first written above.

ICG TELECOM GROUP, INC.

By:

Name:
Title:

LEVEL 3 COMMUNICATIONS, LLC

By:

Name:
Title: